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                                                                       EXHIBIT A

                               OPTION AGREEMENT
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This Option Agreement (the "Agreement") is dated as of March 20, 1997, (the
"Effective Date") between and among Atlantis Capital Partners, Inc. ("ACP"), a Florida corporation, and Aronowitz RI Family L.P. ("ARIF"), a Rhode Island Limited Partnership.

                                   RECITALS:

WHEREAS, ACP and ARIF desire to grant an option to ACP to purchase two million (2,000,000) shares of the Common Stock of One Up Corporation.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, $10.00 and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Recitals.  The above recitals are true, correct and are herein incorporated
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     by reference.

2.   Option to Purchase of Shares of Common Stock.  Subject to the terms and
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     conditions set forth in this Agreement, ARIF hereby grants to ACP and ACP hereby accepts an option to purchase up to two million (2,000,000) shares of the Common Stock of One Up Corporation (the "Securities"). The right to purchase the Securities is referred to herein as the "Option."

     The term of the Option ("Option Term") shall begin on March 20, 1997 and shall continue for a period of sixty (60) days thereafter.

     This Option may be exercised in whole or in part during the Option Term by the delivery of written notice from ACP. Upon the exercise of the Option, this Agreement shall become an agreement of purchase and sale upon the terms, conditions and provisions set forth herein.

3.   Purchase Price.  In consideration for the Securities, ACP agrees to pay to
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     ARIF, as the Closing, $0.25 for each share purchased (the "Purchase
     Price").

4.   Closing and Condition to Closing
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     a.   Closing and Closing Date.  The closing (the "Closing") shall take
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          place on the third (3/rd/) business day following exercise of the
          Option (the "Closing Date") via wire transfer of funds to ARIF or at such other place, date or time as the parties may agree in writing.

     b.   Condition to Closing.  The obligations of a particular party to close
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          shall be subject to satisfaction of the condition that (a) the representations and warranties of contraparty set forth hereof are true and correct and shall be true and correct as of the Closing Date, and the contraparty shall have delivered those items required to be delivered by it pursuant to Section 5 or 6 hereof.

5.   Deliveries by ARIF.  At the closing, ARIF shall deliver or cause to be
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     delivered to ACP the following items:

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     a.   certificate(s) representing the Securities,

     b. receipt for the payment delivered to ARIF by ACP pursuant to Section 3 hereof.

6.   Deliveries by ACP.  At the Closing, ACP shall deliver or cause to be
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     delivered to ARIF the following items:

     a. payment by cashier's check or wire transfer of funds necessary to pay the Purchase Price:

     b. all agreements, understandings and obligations to be performed or complied with by ACP have been duly performed or complied with by ACP in accordance with the terms of this Agreement.

7.   Representations and Warranties of ARIF.  To induce ACP to exercise the
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     Option and to purchase the Securities. ARIF hereby represents and warrants that ARIF has full power and authority to enter into and perform this Agreement. No consents from any third parties are required to transfer the Securities to ACP and the securities are freely transferable and not subject to any limitation on transfer or assignment.

8.   Representations and Warranties of ACP.  As a material inducement to ARIF to
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     sell the shares of Common Stock to ACP, ACP hereby represents and warrants that ACP acknowledges that in purchasing the Securities it is relying solely upon the results of his own investigations.

9.   Voting Power, Dividends.  Until the Option is exercised, ARIF shall vote
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     the shares of stock, which are the subject of this Option, in the same proportion as the other shareholders of the Company have voted their shares in any matter which requires a vote of the Company's shareholders.

10.  Miscellaneous.
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     a.   Costs and Expenses.  Each party agrees to pay its own costs and
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          expenses in connection with the preparation, execution and delivery of this Agreement and any other instruments and documents to be delivered hereunder.

     b.   Waivers and Amendments.  This Agreement may be amended or modified in
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          whole or in part only by a writing which makes reference to this
          Agreement and is executed by the parties to this Agreement. The obligations of any party hereunder may be waived (either generally or in a particular instance and other retroactively or prospectively) only with the written consent of the party claimed to have given the waiver, provided, however, that any waiver by any party of any
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          violation of, breach of, or default under any provision of this agreement or any other agreement provided for herein shall not be constructed as, or constitute a constructing waiver of such provision, or waiver of any other violation of, breach of or default under any provisions of this Agreement of any

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          other agreement provided for herein.

     c.   Governing Law.  This Agreement shall in all respects be governed by
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          and constructed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

     d.   Notices.  Any notice, request or other communication required or
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          permitted hereunder shall be in writing and be deemed to have been duly given if personally delivered or received five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses provided by each party.

     e.   Counterparts.  This Agreement may be executed in any number of
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          counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

     f.   Successors and Assigns.  Neither this Agreement, nor any of the rights
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          or obligations hereunder, shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     g.   Third Parties.  Nothing expressed or implied in this Agreement is
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          intended, or shall be constructed, to confer upon or given any person or entity other than the parties hereto and their permitted assigns any rights or remedies under or by reason of this Agreement.

     h.   Headings.  The headings in this Agreement are solely for convenience
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          of reference and shall not be given any effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized officer or representative to execute, this Option Agreement as of the date first above written.



/s/ Robert D. Keyser, Jr.           /s/ Jack Aronowitz, ARIF, its Partner
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ATLANTIS CAPITAL PARTNERS, INC.     JACK ARONOWITZ

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